Exhibit 4.2

                                                               Execution Version
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                           DAYTON SUPERIOR CORPORATION
                     13% SENIOR SUBORDINATED NOTES DUE 2009





                          FIFTH SUPPLEMENTAL INDENTURE
                          DATED AS OF DECEMBER 4 , 2006




                    THE BANK OF NEW YORK TRUST COMPANY, N.A.
                                   AS TRUSTEE




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     SUPPLEMENTAL INDENTURE, dated as of December 4, 2006 (this "Supplemental
Indenture"), between DAYTON SUPERIOR CORPORATION, an Ohio corporation (the "Company"), and THE BANK OF NEW YORK TRUST COMPANY, N.A. a national banking association duly organized under the laws of the United States, as successor trustee (the "Trustee").

     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 16, 2000 (as amended to date, the "Indenture"), pursuant to which the Company issued its 13% Senior Subordinated Notes Due 2009 (the "Notes");

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve a proposed amendment to a provision of the Indenture (the "Proposed Amendment");

     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

     WHEREAS, the Company is soliciting consents pursuant to a supplement dated November 30, 2006 (the "Supplement") to the Consent Solicitation Statement, dated November 10, 2006 and the Consent Solicitation Statement, dated November 10, 2006 (collectively, the "Consent Solicitation Statement"), and accompanying Consent Letter, from the Holders of the Notes in connection with the Proposed Amendment as described in the Consent Solicitation Statement (the "Consent Solicitation");

     WHEREAS, the Holders of at least a majority in principal amount of the Notes have consented to the Proposed Amendment to a provision of the Indenture in accordance with Section 9.02 of the Indenture and to the other provisions of this Supplemental Indenture; and

     WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement have been duly performed and complied with;

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

                                   ARTICLE I.

                             AMENDMENT TO ARTICLE I

     Section 1.1 Paragraph (2) of the definition of "Permitted Indebtedness" in
Section 1.01 of the Indenture is hereby amended to read in its entirety as set forth below:

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          (2) Indebtedness of the Company or any of its Restricted Subsidiaries
          incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding pursuant to this clause (2) not to exceed the greater of $130.0 million or the Borrowing Base; provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities in reliance on, and in accordance with, clauses
          (7), (13) and (15) below; and provided further that any Indebtedness outstanding under the Senior Credit Facility on the Issue Date shall initially be deemed to be incurred under this clause (2) and shall initially be the only Indebtedness deemed to have been incurred under this clause (2);

     Section 1.2 The following definition of "Borrowing Base" in is hereby added to Section 1.01 of the Indenture:

          "Borrowing Base" means, as of any date, the sum of 75% of accounts receivable, net, and 60% of the sum of inventories and rental equipment, net (each as shown on the Company's most recently available consolidated balance sheet as of such date); provided that any accounts receivable, inventories or rental equipment that have been sold, conveyed or otherwise transferred to a Securitization Entity in connection with a Qualified Securitization Transaction shall not be included when calculating the Borrowing Base.

                                   ARTICLE II.

                               PAYMENT TO HOLDERS

     Section 2.1 The term "Qualifying IPO" means any one or more public offerings pursuant to a registration statement on Form S-1 under the Securities Act of 1933 of shares of the Company's common stock pursuant to which the Company raises aggregate gross proceeds of at least $50.0 million.

     Section 2.2 Pursuant to the Consent Solicitation, the Company hereby agrees to make a cash payment to each Holder of record as of 5:00 p.m. (New York City time) on November 9, 2006 that delivered, and did not revoke, a duly executed consent to the Proposed Amendment prior to 5:00 p.m. (New York City time), on December 1, 2007, in the amount of $5.00 per $1,000 in outstanding principal amount of Notes held by such Holder on November 9, 2006.

     Section 2.3 Pursuant to the Consent Solicitation, the Company hereby agrees to make a cash payment to each Holder of record as of 5:00 p.m. (New York City time) on May 1, 2007, if and only if the Company has not consummated a Qualifying IPO prior to that date, in the amount of $2.50 per $1,000 in outstanding principal amount of Notes held by such Holder on May 1, 2007.

     Section 2.4 Pursuant to the Consent Solicitation, the Company hereby agrees to make a cash payment to each Holder of record as of 5:00 p.m. (New York City time) on June 1, 2007, if and only if the Company has not consummated a Qualifying IPO prior to that date, in the amount of $2.50 per $1,000 in outstanding principal amount of Notes held by such Holder on June 1, 2007.

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     Section 2.5 Payments, if any, pursuant to Sections 2.2, 2.3 and 2.4 shall be made reasonably promptly after the dates referred to in such Sections.

                                  ARTICLE III.

                                  MISCELLANEOUS

     Section 3.1 The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

     Section 3.2 All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

     Section 3.3 Upon execution and delivery of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

     Section 3.4 Each of the Company and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Supplemental Indenture.

     Section 3.5 Notwithstanding an earlier execution date, the provisions of this Supplemental Indenture shall not become operative until such time as the Company notifies the Information Agent for the Consent Solicitation, Global Bondholder Services Corporation, that each of the conditions set forth in the Consent Solicitation Statement, including the absence of any law or regulation that would, and the absence of any injunction or action or other proceeding (pending or threatened) that could, in the Company's sole judgment, make unlawful or invalid or enjoin the implementation of the Proposed Amendment or that would, in the Company's sole judgment, question the legality or validity thereof. The Company shall promptly notify the Trustee in writing that this Supplemental Indenture has become operative.

     Section 3.6 All covenants and agreements in this Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

     Section 3.7 In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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     Section 3.8 Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

     Section 3.9 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

     Section 3.10 This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.

     Section 3.11 All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

     Section 3.12 The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture or the due authorization of this Supplemental Indenture by the Company. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.


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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first written above.



                                       DAYTON SUPERIOR CORPORATION



                                       By: /s/ Edward J. Puisis
                                           --------------------
                                           Name:  Edward J. Puisis
                                           Title: Executive Vice President and
                                                  Chief Financial Officer




                                       THE BANK OF NEW YORK TRUST
                                       COMPANY, N.A., as Trustee



                                       By: /s/ Roxane Ellwanger
                                           --------------------
                                           Name:  Roxane Ellwanger
                                           Title: Assistant Vice President

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